Exhibit 10.5

FEE ARRANGEMENT AGREEMENT

Fee Arrangement Agreement dated as of September 1, 2011 (the “Agreement”), by and among Sydling Futures Management LLC (“Sydling”), Sydling AAA Master Fund (the “Master Fund”), and UBS Securities LLC (“UBS Securities” and together with Sydling and the Master Fund, the “Parties”).

WHEREAS, the Parties entered into a Customer Agreement dated as of September 1, 2011 (the “Customer Agreement”); and

WHEREAS, in connection with the Customer Agreement, the Parties wish to enter into this Agreement to set forth the fee and interest income payments to be made by the Parties, among other things;

NOW, THEREFORE, the Parties agree as follows:

1.              Sydling, a registered commodity pool operator and commodity trading advisor, will provide trading manager services to the Master Fund, which acts as a trading vehicle for all of the funds listed in Appendix A, as may be amended from time to time (each, a “Feeder Fund” and collectively, the “Feeder Funds”).

2.              UBS Securities will provide commodity brokerage and clearing services for the Master Fund and will act as commodity broker to the Master Fund and to each of the Feeder Funds.

3.              As soon as practicable following the conclusion of the Initial Offering Period (as defined in the relevant Private Placement Offering Memorandum and Disclosure Document of each Feeder Fund), and as soon as practicable after any additional capital contributions are made to the Master Fund, the Master Fund shall deposit or cause to be deposited the capital contributions in the brokerage account with UBS Securities (the “Account”).  The Master Fund shall maintain all of its assets, as they from time to time exist, in the Account, except for such amounts as may be necessary or desirable to be maintained in a bank account or with a broker to facilitate over-the-counter currency transactions and for the payment of Master Fund expenses, withdrawals, or distributions.

The Master Fund shall pay UBS Securities its allocable share of all actual transaction fees (including floor brokerage, exchange, clearing house fees, give-up, user and National Futures Association fees).  Transaction fees shall be paid by the Master Fund on a daily basis along with initial and variation margin, as per the daily statements.

4.              The Master Fund shall pay a brokerage fee with respect to the capital account balance attributable to each Feeder Fund as further described in Appendix A.

5.              Based on amounts in the Master Fund’s brokerage account, Sydling shall calculate, and shall be responsible for the accuracy of, the amounts to be charged, in the case of brokerage fees, and the amounts to be credited, in the case of interest income, as set forth herein.  All of the assets of the Master Fund which are deposited in the Account will be deposited and maintained in cash and/or in U.S. government securities.  During the term of this Agreement, UBS Securities shall, approximately 10 days following the end of each calendar month, credit the Master Fund’s brokerage account with a sum representing interest on 100% of the average daily equity maintained in cash in U.S. dollars in the Account during each month (i.e., the sum of the daily cash balances in such accounts divided by the total number of calendar days in that month) at the then-prevailing 30-day U.S. Treasury bill rate.  Sydling will receive interest on long USD cash balances deposited with UBS Securities at the overnight reverse repurchase agreement rate.  The interest will accrue daily and be paid to Sydling on a monthly basis.  In the event that there are other currencies deposited, UBS Securities will pay Sydling interest on those deposits at the rate UBS Securities receives on long cash balances from the applicable exchanges or brokers.  Any interest earned on the Master Fund’s account in excess of the amounts described above, if any, shall be retained by Sydling.

6.              The terms of this Agreement and of the Customer Agreement shall be construed so as to give maximum effect to both documents, but in the case of any inconsistency, the terms of this Agreement shall control.

7.              This Agreement shall continue in effect until such time as the Customer Agreement is terminated pursuant to the terms thereof.

THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

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AGREED TO this 1st day of September, 2011.

UBS Securities LLC

By:	/s/ Mark Daniels
Name:	Mark Daniels
Title:	Head of Clearing - Americas

Sydling AAA Master Fund LLC

By: Sydling Futures Management LLC

By:	/s/ Jerry Pascucci
Name:	Jerry Pascucci
Title:	President and Director

Sydling Futures Management LLC

By:	/s/ Jerry Pascucci
Name:	Jerry Pascucci
Title:	President and Director

Appendix A

Feeder Funds and Brokerage Fees

1.              AAA Energy Opportunities Fund LLC (“AAA Feeder”)

The Master Fund shall pay a monthly brokerage fee equal to 3.5% per year of the capital account balance attributable to AAA Feeder.  UBS Securities shall credit a portion of this brokerage fee to UBS Financial Services Inc. and/or AAA Feeder’s other selling agents (who may, in turn, share all or a substantial portion of their fees with their financial advisors who are properly registered associated persons that sell units in AAA Feeder) and shall retain an amount equal to 0.25% per year of the portion of the capital account balance for AAA Feeder, to be paid monthly.